Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of December 15, 2020 by and among Soligenix, Inc., a corporation incorporated in the State of Delaware (the “Company”), and the “Lenders” named in that certain Loan and Security Agreement by and among the Company and the Lenders, dated December 15, 2020 (the “Loan Agreement”).  Capitalized terms used herein have the respective meanings ascribed thereto in the Loan Agreement unless otherwise defined herein.

The parties hereby agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any securities into which such shares may hereinafter be reclassified.

“Conversion Shares” means shares of Common Stock issued or issuable upon the conversion of the Term Loan.

“Effectiveness Deadline” means the one hundred twentieth (120) calendar day following the Closing Date.

“Effectiveness Period” means the period of the date hereof to the date on which all Registrable Securities covered by the Registration Statement may be sold without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Filing Deadline” means the sixtieth (60th) calendar day following the Closing Date.

“Lender(s)” means (i) the Lenders identified in the Loan Agreement and (ii) any permitted transferee of any Lender who is a subsequent holder of Registrable Securities.

“Prospectus” means (i) the prospectus included in the Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the Securities Act.

“Register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of the Registration Statement or similar document.

“Registrable Securities” means (i) the Conversion Shares and (ii) any other securities issued or issuable with respect to or in exchange for Conversion Shares, whether by merger, charter amendment or otherwise; provided that a security shall cease to be a Registrable Security with respect to any Lender upon the earlier of (A) a sale by such Lender pursuant to a Registration Statement or a valid exemption under the Securities Act, and (B) such security becoming eligible for sale without restriction by such Lender pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act.

“Registration Statement” means a registration statement of the Company under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to the Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in the Registration Statement.

“Required Lenders” means the Lender (or Lenders) holding a majority of the issued or issuable Registrable Securities.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Selling Securityholder Questionnaire” means a form of selling securityholder questionnaire as may be reasonably requested by the Company from time to time.

2.	Registration.

(a)	Registration Statement. The Company shall use commercially reasonable efforts to (i) promptly prepare and file with the SEC one Registration Statement covering the resale of all of the Registrable Securities on or prior to the Filing Deadline and (ii) request that the Registration Statement be declared effective by the SEC as soon as practicable (and in any event on or prior to the Effectiveness Deadline). In addition, the Company shall use commercially reasonable efforts to prepare and file one or more amendments to the Registration Statement or additional Registration Statements covering the resale of any additional Conversion Shares that become Registrable Securities due to the issuance of additional Term Loans by the Company to the Lenders, in each case promptly after issuance of such additional Term Loans, and thereafter references herein to “Registration Statement” shall be deemed to include such amendments or such additional Registration Statements. The Registration Statement shall be on Form S-3 subject to Section 2(e) hereof, and shall contain the plan of distribution attached hereto as Exhibit A; provided, however, that no Lender shall be named as an “underwriter” in the Registration Statement without the Lender’s prior written consent. The Registration Statement also shall cover, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional Common Stock resulting from stock splits, dividends or similar transactions with respect to the Registrable Securities. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) hereof to the Lenders prior to its filing or other submission.

(b)	Ticking Fee.

(i)	If (A) the Registration Statement is not filed with the SEC on or prior to the Filing Deadline, (B) the Registration Statement is not declared effective by the SEC (or otherwise does not become effective) for any reason on or prior to the Effectiveness Deadline or (C) after the effective date of the Registration Statement, (1) the Registration Statement ceases for any reason (including, without limitation, by reason of a stop order or the Company’s failure to update the Registration Statement), to remain continuously effective as to all Registrable Securities included in the Registration Statement or (2) the Lenders are not permitted to utilize the Prospectus therein to resell such Registrable Securities for any reason (other than due to a change at the request of the Lenders in the “Plan of Distribution” or the inaccuracy of any information regarding the Lenders), and the Lenders are not eligible to freely sell any portion of the Registrable Securities that they intend to sell by any other means, including through a valid exemption under the Securities Act such as Rule 144, in each case, for more than an aggregate of thirty (30) consecutive calendar days or forty-five (45) calendar days (which need not be consecutive days) during any twelve month period (other than as a result of a breach of this Agreement by a Lender or a Lender’s failure to return a Selling Securityholder Questionnaire within the time period provided by Section 4(a) hereof, and other than as a result of the Company's reasonable determination in good faith that there exists material non-public information with respect to any acquisition, financing activity, receipt of clinical trial results, regulatory correspondence or other event or condition of similar significance to the Company, the disclosure of which it is in the best interest of the Company not to publicly disclose (such event or condition, an “Excused Event”), in which case such period shall be extended to 60 and 120 calendar days, respectively (any such failure or breach in clauses (A) through (C) above being referred to as an “Event,” and, for purposes of clauses (A) or (B), the date on which such Event occurs, or for purposes of clause (C), the date on which such 30 or 45, or 60 or 120, as applicable, calendar day period is exceeded, being referred to as an “Event Date”), then in addition to any other rights the Lenders may have hereunder or under applicable law: (x) within five (5) Business Days after an Event Date relating to a failure in clause (i) only, the Company shall pay to each Lender an amount in cash, as a ticking fee and not as a penalty, equal to one half percent (0.5%) of such Lender’s aggregate outstanding Term Loan as of such Event Date; and (y) on each thirty-day anniversary (or pro rata portion thereof) following any Event Date (including, for the avoidance of doubt, a failure in clause (A), in which case each 30-day anniversary shall be measured commencing on the thirty-first day following such Event Date) until the earlier of (1) the applicable Event is cured or (2) the Registrable Securities are eligible for resale pursuant to Rule 144 without manner of sale or volume restrictions, the Company shall pay to each Lender an amount in cash, as a ticking fee and not as a penalty, equal to one half percent (0.5%) of such Lender’s aggregate outstanding Term Loan (such amounts payable pursuant to the foregoing is referred to as the “Ticking Fee”). Any amounts owed to Lenders as the Ticking Fee shall, at the election of the Required Lenders, be automatically paid in and thereby automatically increase the outstanding principal amount of the Term Loan.

(ii)	The parties agree that (A) notwithstanding anything to the contrary herein or in the Loan Agreement, (1) no Ticking Fee shall be payable with respect to any period after the expiration of the Effectiveness Period and (2) in no event shall the aggregate amount of the Ticking Fees payable to a Lender exceed, in the aggregate, five percent (5.0%) of the aggregate amount of the Term Loan made by such Lender pursuant to the Loan Agreement and (B) in no event shall the Company be liable in any thirty (30) day period for the Ticking Fees under this Agreement in excess of one half percent (0.5%) of the aggregate amount of the Term Loan. If the Company fails to pay the Ticking Fee in full in cash pursuant to Section 2(b)(i) within ten (10) Business Days after the date payable, the Company will pay interest thereon at a rate of one percent (1.0%) per month (or such lesser maximum amount that is permitted to be paid by applicable law) to the Lender, accruing daily from the date such Ticking Fees are due until such amounts, plus all such interest thereon, are paid in full.

(iii)	The Effectiveness Deadline shall be extended without default or the Ticking Fees owed hereunder in the event that the Company’s failure to obtain the effectiveness of the Registration Statement on a timely basis results primarily from the failure of a Lender to timely provide the Company with information requested by the Company and necessary to complete the Registration Statement in accordance with the requirements of the Securities Act (in which case the Effectiveness Deadline would be extended with respect to Registrable Securities held by such Lender). Notwithstanding the foregoing, nothing shall preclude any Lender from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Section 2(b) in accordance with applicable law.

(c)	Effectiveness.

(i)	The Company shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable. The Company shall notify the Lenders by e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after the Registration Statement is declared effective and shall simultaneously provide the Lenders with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(ii)	For not more than thirty (30) consecutive days or forty-five (45) days which may not be consecutive in each case in any twelve (12) month period, or sixty (60) days or one hundred twenty (120) days in the case of an Excused Event, the Company may suspend the use of any Prospectus included in the Registration Statement contemplated by this Section 2 in the event that the Company determines in good faith that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company, (B) amend or supplement the affected Registration Statement or the related Prospectus so that the Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading or (C) permit the Company to conduct a sale of securities or other financing that is not a sale of Registrable Securities (an “Allowed Delay”); provided that the Company shall promptly (a) notify each Lender in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of any Lender) disclose to such Lender any material non-public information giving rise to an Allowed Delay, (b) advise the Lender in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable; provided, further, in the case of clause (A) of this Section 2(c)(ii), immediately upon the release of the material non-public information by press release or filing on a Form 8-K or other form under the Exchange Act, the Company shall reinstate the use of such Prospectus.

(d)	Rule 415; Cutback. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in the Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires any Lender to be named as an “underwriter,” the Company shall use commercially reasonable efforts to persuade the SEC that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Lenders is an “underwriter.” The Lenders shall have the right to select one legal counsel, at their expense, to review and oversee any registration or matters pursuant to this Section 2(d), including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto, which legal counsel shall be designated by the Required Lenders. In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 2(d), the SEC does not alter its position, the Company shall (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name any Lender as an “underwriter” in the Registration Statement without the prior written consent of such Lender. No Ticking Fee shall accrue as to any Cut Back Shares until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions applicable to such Cut Back Shares. Any cut-back imposed on the Lenders pursuant to this Section 2(d) shall be allocated among the Lenders on a pro rata basis and shall be applied first to any of the Registrable Securities of such Lender as such Lender shall designate, unless the SEC Restrictions otherwise require or provide or the Lenders otherwise agree. From and after such date as the Company is able to effect the registration of such Cut Back Shares, the Company shall use commercially reasonable efforts to file a Registration Statement relating to such Cut Back Shares and to have the Registration Statement declared effective by the SEC.

(e)	Alternative Forms. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on Form S-1 and (ii) undertake to register the Registrable Securities on Form S-3 promptly after such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

3.	Company Obligations. The Company will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

(a)	use commercially reasonable efforts to cause the Registration Statement to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all Registrable Securities covered by the Registration Statement as amended from time to time, and actually issued or issuable upon conversion of the Term Loans have been sold and (ii) the Effectiveness Period;

(b)	as promptly as reasonably possible, notify the Lenders, at any time prior to the end of the Effectiveness Period, and confirm such notice in writing (which may be by email) no later than one (1) Business Day thereafter, of any of the following events: (i) the SEC notifies the Company whether there will be a “review” of the Registration Statement; (ii) the SEC comments in writing on the Registration Statement (in which case the Company shall deliver to each Lender a copy of such comments and of all written responses thereto); (iii) the SEC or any other federal or state governmental authority in writing requests any amendment or supplement to the Registration Statement or Prospectus or requests additional information relating thereto; (iv) the SEC issues any stop order suspending the effectiveness of the Registration Statement or initiates any proceeding for that purpose; (v) the Company receives notice in writing of any suspension or the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any proceeding for such purpose; or (vi) the financial statements included in the Registration Statement become ineligible for inclusion therein;

(c)	promptly notify the Lenders, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to such holder a supplement to or an amendment of the Registration Statement, Prospectus or other document, as applicable, as may be necessary so that the Registration Statement, Prospectus or other document shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(d)	use commercially reasonable efforts to prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement and the related Prospectus as may be necessary to keep the Registration Statement effective for the Effectiveness Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby;

(e)	provide copies to and permit any legal counsel designated by the Lenders to review the Registration Statement and all amendments and supplements thereto (but excluding any documents incorporated by reference in the Registration Statement, amendments or supplements that are available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (or any successor system)) no fewer than three (3) Business Days prior to their filing with the SEC and not file any document to which such legal counsel reasonably objects;

(f)	furnish to each Lender whose Registrable Securities are included in the Registration Statement (i) promptly after the same is prepared and filed with the SEC, if requested by the Lender, one (1) copy of the Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to the Registration Statement (other than any portion of any of the foregoing which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Lender may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Lender that are covered by the Registration Statement;

(g)	use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order at the earliest practical moment;

(h)	use commercially reasonable efforts to (i) prevent the issuance of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction and (ii) if such suspension is issued, obtain the withdrawal of any such suspension at the earliest practical moment;

(i)	prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the Lenders and their legal counsel in connection with the registration or qualification of such Registrable Securities for the offer and sale under the securities or blue sky laws of such jurisdictions requested by the Lenders and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(i), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 3(i), or (iii) file a general consent to service of process in any such jurisdiction;

(j)	use commercially reasonable efforts to cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed;

(k)	otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act, promptly inform the Lenders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Lenders are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder; and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve (12) months, beginning after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; and

(l)	with a view to making available to the Lenders the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Lenders to sell shares of Common Stock to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Securities may be sold without restriction by the holders thereof pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act or any other rule of similar effect or (B) such date as all of the Registrable Securities shall have been resold; (ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish to each Lender upon request, as long as such Lender owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (B) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail such Lender of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.

4.	Obligations of the Lenders.

(a)	It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 hereof with respect to the Registrable Securities of any Lender that such Lender furnish in writing to the Company a Selling Securityholder Questionnaire and any other information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities, and such Lender shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) Business Days prior to the first anticipated filing date of the Registration Statement, the Company shall notify each Lender of the information the Company requires from such Lender if such Lender elects to have any of the Registrable Securities included in the Registration Statement. A Lender shall provide such information to the Company at least two (2) Business Days prior to the first anticipated filing date of the Registration Statement if such Lender elects to have any of the Registrable Securities included in the Registration Statement.

(b)	Each Lender, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement hereunder, unless such Lender has notified the Company in writing of its election to exclude all of its Registrable Securities from the Registration Statement.

(c)	Each Lender agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2(c)(ii) or (ii) the happening of an event pursuant to Section 3(c) hereof, such Lender will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until the Lender is advised by the Company that such dispositions may again be made.

(d)	Each Lender covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to the Registration Statement.

5.	Registration Expenses. All fees and expenses incident to the Company’s performance of or compliance with its obligations under this Agreement (excluding any underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities (the “Selling Expenses”)) shall be borne by the Company whether or not any Registrable Securities are sold pursuant to the Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any trading market on which the shares of Common Stock are then listed for trading, (B) with respect to compliance with applicable state securities or Blue Sky laws (including, without limitation, fees and disbursements of legal counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as requested by the Lenders) and (C) with respect to any filing that may be required to be made by any broker through which a Lender intends to make sales of Registrable Securities with FINRA pursuant to FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the Lenders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of legal counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by Lenders.

6.	Indemnification.

(a)	Indemnification by the Company. The Company will indemnify and hold harmless each Lender and its officers, directors, members, employees and agents, successors and assigns, and each other person, if any, who controls such Lender within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in the Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof; (ii) any violation by the Company or its agents of any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; or (iii) any failure to register or qualify the Registrable Securities included in the Registration Statement in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on a Lender’s behalf and will reimburse such Lender, and each such officer, director or member and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Lender or any such controlling person in writing specifically for use in the Registration Statement or Prospectus, (ii) the use by an Lender of an outdated or defective Prospectus after the Company has notified such Lender in writing that such Prospectus is outdated or defective, (iii) a Lender’s failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required (and not exempted) to the Persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of Registrable Securities or (iv) the disposition of any Registrable Securities pursuant to the Registration Statement or Prospectus covering such Registrable Securities during an Allowed Delay.

(b)	Indemnification by the Lender. Each Lender agrees, severally but not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement or Prospectus or preliminary Prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Lender to the Company specifically for inclusion in the Registration Statement or Prospectus or amendment or supplement thereto. Except to the extent that any such losses claims, damages, liabilities or expenses are finally judicially determined to have resulted from a Lender’s fraud or willful misconduct, in no event shall the liability of a Lender be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Lender in connection with any claim relating to this Section 6 and the amount of any damages such Lender has otherwise been required to pay by reason of such untrue statement or omission) received by such Lender upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c)	Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with legal counsel (in addition to any local counsel) reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate legal counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which shall not be unreasonably withheld or conditioned, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d)	Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. Except to the extent that any such losses claims, damages, liabilities or expenses are finally judicially determined to have resulted from a holder of Registrable Securities’ fraud or willful misconduct, in no event shall the contribution obligation of a holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such holder in connection with any claim relating to this Section 5 and the amount of any damages such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

7.	Miscellaneous.

(a)	Remedies. Subject to the limitations set forth elsewhere in this Agreement, in the event of a breach by the Company or by a Lender of any of their obligations under this Agreement, each Lender or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to seek specific performance of its rights under this Agreement. The Company and each Lender agree that monetary damages may not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate. Except as provided herein, the remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(b)	Amendments and Waivers. This Agreement may be amended only by a writing signed by the Company and the Required Lenders. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act of the Required Lenders.

(c)	No Impairment of Rights. The Company has not entered, as of the date hereof, nor shall the Company, on or after the date hereof, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Lenders in this Agreement or otherwise conflicts with the provisions hereof.

(d)	Notices. All notices and other communications provided for or permitted hereunder shall be made as set forth in Section 11.2 of the Loan Agreement.

(e)	Business Day. All references to “Business Day” herein shall refer to any day other than Saturday, Sunday or any other day that SEC is closed for business; provided, however, should any obligation required to be performed under this Agreement fall on a day other than a Business Day, the performance of such obligation will be extended to the next succeeding Business Day on which the SEC is open for business.

(f)	Assignments and Transfers by Lenders. The provisions of this Agreement shall be binding upon and inure to the benefit of the Lenders and their respective successors and assigns. A Lender may transfer or assign, in whole or from time to time in part, to one or more persons its rights hereunder in connection with the transfer of Registrable Securities by such Lender to such person, provided that such Lender complies with all laws applicable thereto and the provisions of the Loan Agreement and the Loan Documents and provides written notice of assignment to the Company promptly after such assignment is effected, and such person agrees in writing to be bound by all of the provisions contained herein.

(g)	Assignments and Transfers by the Company. This Agreement may not be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Required Lenders; provided, however, that in the event that the Company is a party to a merger, consolidation, stock exchange or similar business combination transaction in which the shares of Common Stock are converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Registrable Securities” shall be deemed to include the securities received by the Lenders in connection with such transaction unless such securities are otherwise freely tradable by the Lenders after giving effect to such transaction.

(h)	Benefits of the Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(i)	Counterparts. This Agreement may be executed in several counterparts, and by each party on separate counterparts, each of which and any photocopies or other electronic transmission (including by PDF) thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

(j)	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(k)	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

(l)	Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(m)	Entire Agreement. This Agreement and the Loan Agreement and all other documents contemplated hereunder and thereunder are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Loan Documents and all other documents contemplated hereunder and thereunder supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(n)	Independent Nature of Lenders’ Obligations and Rights. The obligations of each Lender hereunder are several and not joint with the obligations of any other Lender hereunder, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender hereunder. Nothing contained herein or in any other agreement or document delivered on the Closing Date, and no action taken by an Lender pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Lender shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

(o)	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement, interpretation, consent to jurisdiction and waiver of jury trial of this Agreement shall be determined in accordance with the provisions of the Loan Agreement.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:	SOLIGENIX, INC.

	By:	/s/ Christopher J. Schaber
Name: Christopher J. Schaber, PhD
Title: President and Chief Executive Officer

LENDERS:	PONTIFAX MEDISON FINANCE (ISRAEL) L.P.

	By:	/s/ Shlomo Karako
Name: Shlomo Karako
Title: Partner

PONTIFAX MEDISON FINANCE (CAYMAN) L.P.

	By:	/s/ Shlomo Karako
Name: Shlomo Karako
Title: Partner

[Signature Page to Registration Rights Agreement]

EXHIBIT A

Plan of Distribution

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common stock or interests in stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common stock or interests in common stock on any stock exchange, market or trading facility on which the common stock is traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares of common stock or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share;

●	one or more underwritten offerings on a firm commitment or best effort basis;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

Pursuant to registration rights agreements, certain selling stockholders are generally entitled to be paid all registration expenses in connection with their registration obligations, regardless of whether a registration statement is filed or becomes effective.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  We have advised each selling stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of our common stock made prior to the date on which such registration statement was declared effective by the SEC.

The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than this prospectus, provided that they meet the criteria and conform to the requirements of that rule. Registration of the common stock covered by this prospectus does not mean that any common stock will be offered or sold.

The selling stockholders may engage in at-the-market offerings and offer the common stock into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market-offerings will be described in the prospectus supplement relating thereto.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares of common stock may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If at the time of any offering made under this prospectus, a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares of common stock offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares of common stock covered by this prospectus and actually issued or issuable upon conversion of the Term Loans have been sold and (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.